UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BENCHMARK ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

TEXAS	74-2211011
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3000 TECHNOLOGY DRIVE
ANGLETON, TEXAS  77515
(Address, including zip code, of principal executive office)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box ☒ .

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box ☐ .

Securities Act registration statement file number to which this form relates:  Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:  None

This Form 8-A/A amends and supplements the Form 8-A filed by Benchmark Electronics, Inc. (the “Company”), with the Securities and Exchange Commission (the “SEC”) on December 11, 1998 (the “Form 8-A”).

Item 1	Description of Registrant’s Securities to be Registered

Item 1 of the Form 8-A is amended and supplemented by adding the following:

On December 10, 2008, the Board of Directors of the Company authorized and approved Amendment No. 1 (the “Amendment”) to the Rights Agreement dated as of December 11, 1998 (as amended, the “Rights Agreement”), between the Company and ComputerShare Trust Company, N.A., as rights agent (as successor rights agent to Harris Trust and Savings Bank) (the “Rights Agent”), in order to (i) extend the Final Expiration Date (as defined in the Rights Agreement) until December 11, 2018, (ii) amend the definition of “Beneficial Owner” and “beneficial ownership” to clarify that a person will be deemed to beneficially own any securities that are the subject of specified derivative transactions entered into by such person or such person’s affiliates or associates and (iii) make certain other changes that the Board of Directors determined were necessary or desirable and did not adversely affect the interests of the holders of the Rights (as defined in the Rights Agreement).

The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.1 to the Form 8-K filed by the Company with the SEC on December 10, 2008, and the full text of the unamended Rights Agreement, which was filed as Exhibit 1 to the Form 8-A.

Item 2	Exhibits

Item 2 of the Form 8-A is hereby amended and supplemented by adding the following:

3
Amendment No. 1 dated as of December 10, 2008, to the Rights Agreement dated as of December 11, 1998, between Benchmark Electronics, Inc., and ComputerShare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on December 10, 2008)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BENCHMARK ELECTRONICS, INC.

Date: December 10, 2008	By:	/s/ CARY T. FU
	Name: Title:	Cary T. Fu Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1
Amendment No. 1 dated as of December 10, 2008, to the Rights Agreement dated as of December 11, 1998, between Benchmark Electronics, Inc., and ComputerShare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on December 10, 2008)